As filed with the Securities and Exchange Commission on April 17, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHECK POINT SOFTWARE TECHNOLOGIES LTD. (Exact name of Registrant as specified in its charter)

Israel	3A Jabotinsky Street Ramat Gan 52520 Israel	94-3229135
(Jurisdiction of Incorporation or Organization)	(Address of principal executive offices, including zip code)	(IRS Employer Identification Number)

Pointsec Mobile Technologies Inc. 2003 Stock Option Plan Pointsec Mobile Technologies Inc. 2005 Stock Option Plan Pointsec Mobile Technologies Inc. 2006 Stock Option Plan (Full title of the plan(s))

John Slavitt, Esq.
General Counsel
Check Point Software Technologies, Inc.
800 Bridge Parkway
Redwood City, California 94065
(650) 628-2110
(Name, address and telephone number of agent for service)

Copies to:

Jeffrey D. Saper, Esq. Allison B. Spinner, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 650-493-9300	Aaron M. Lampert, Esq. Naschitz, Brandes & Co. 5 Tuval Street Tel-Aviv 67897 Israel 011-972-3-623-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Ordinary Shares, nominal value 0.01 New Israeli Shekels per share, issuable under the Pointsec Mobile Technologies Inc. 2003 Stock Option Plan, the Pointsec Mobile Technologies Inc. 2005 Stock Option Plan and the Pointsec Mobile Technologies Inc. 2006 Stock Option Plan	751,756	(1)(2)	$14.45	(3)	$10,862,874.20	(3)	$333.49	(4)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional Ordinary Shares which become issuable under the Pointsec Mobile Technologies Inc. 2003 Stock Option Plan, the Pointsec Mobile Technologies Inc. 2005 Stock Option Plan and the Pointsec Mobile Technologies Inc. 2006 Stock Option Plan (the “Plans”) to prevent dilution resulting from any stock splits, stock dividends, recapitalizations or other similar transactions effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)	Represents 899,372 Ordinary Shares subject to options outstanding under the Plans, which options were assumed by the Registrant in connection with the acquisition of Protect Data AB (“Protect Data”), the parent company of Pointsec Mobile Technologies Inc., pursuant to the terms of the Registrant’s tender offer (the “Offer”) for all of the outstanding shares and warrants of Protect Data. The number of Ordinary Shares subject to outstanding options under the Plans and registered hereunder and the applicable exercise price have been calculated based on the offer price for Protect Data shares in the Offer.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based on the weighted-average per share exercise price (rounded to the nearest cent) of the stock options assumed by the Registrant under the Plans.

(4)	The Amount of Registration Fee was calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended, pursuant to which the fee rate is $30.70 per million of the maximum aggregate price at which such securities are proposed to be offered. The Registration Fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.0000307.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
REGISTRATION STATEMENT ON FORM S-8

Explanatory Note:

        This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Check Point Software Technologies Ltd., a company organized under the laws of Israel (the “Registrant” or the “Company”), in connection with the acquisition of Protect Data AB (“Protect Data”), the parent company of Pointsec Mobile Technologies Inc., pursuant to the terms of the Registrant’s tender offer (the “Offer”) for all of the outstanding shares and warrants of Protect Data (the “Acquisition”). Upon the completion of the Acquisition, among other things, the Registrant assumed the Pointsec Mobile Technologies Inc. 2003 Stock Option Plan, the Pointsec Mobile Technologies Inc. 2005 Stock Option Plan and the Pointsec Mobile Technologies Inc. 2006 Stock Option Plan (the “Plans”) and each outstanding, unexercised and unexpired stock option granted under the Plans. The assumed options became exercisable for Check Point Ordinary Shares, nominal value 0.01 New Israeli Shekels per share (“Check Point Ordinary Shares”), based on the offer price for Protect Data shares in the Offer, and remain subject to the same terms and conditions set forth in the Plans and related agreements.

        This Registration Statement relates to up to 899,372 Check Point Ordinary Shares issuable upon exercise of assumed outstanding, unexercised and unexpired stock options issued under the Plans.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

        The Company incorporates by reference the following documents that it filed with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File Number 000-28584):

—	Description of the Company’s Ordinary Shares contained in its registration statement on Form F-1 (File No. 333-6412) filed with the Commission on February 7, 1997 under the Securities Act of 1933 (the “Securities Act”), including any amendment or report filed for the purpose of updating such description;

—	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed with the Commission on March 15, 2007;

—	The Company's Report on Form 6-K filed with the Commission on January 11, 2007;

—	The Company's Report on Form 6-K filed with the Commission on January 22, 2007; and

—	The Company’s Report on Form 6-K filed with the Commission on January 24, 2007.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that information contained in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such information.

Item 4.	Description of Securities.

        Not applicable.

Item 5.	Interests of Named Experts and Counsel.

        Not applicable.

Item 6.	Indemnification of Directors and Officers.

        The Company is an Israeli company. Israel’s Companies Law (the “Companies Law”) permits a company to insure an officer or director in respect of liabilities incurred by such officer or director as a result of the breach of such person’s duty of care to the company or to another person, or as a result of the breach of such person’s duty of loyalty to the company, to the extent that such person acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an officer or director for monetary liabilities as a result of an act or omission that such person committed in connection with their service as an officer or director.

        Furthermore, a company can indemnify an officer or director for any of the following in connection with such person’s activities as an officer or director:

        (a) monetary liability imposed upon such person in favor of other persons pursuant to a court judgment, including a settlement or an arbitrator’s decision approved by a court;

        (b) reasonable legal costs, including attorneys’ fees, actually incurred by such person as a result of an investigation or proceeding instituted against such person by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against such person and either (i) no financial liability was imposed on such person in lieu of criminal proceedings, or (ii) financial liability was imposed on such person in lieu of criminal proceedings but the alleged criminal offense does not require proof of criminal intent; and

        (c) reasonable legal costs, including attorneys’ fees, actually incurred by such person or imposed upon such person by a court, (i) in an action, suit or proceeding brought against such person by or on behalf of the company or other persons, or (ii) in a criminal action in which such person was acquitted, or (iii) in a criminal action in which such person was convicted and in which proof of criminal intent is not required.

        The Companies Law further provides that the indemnification provision in a company’s articles of association (i) may be an obligation to indemnify in advance, provided that, other than litigation expenses, it is limited to events the board of directors can foresee in light of the company’s actual activities when providing the obligation and that it is limited to a sum or standards the board of directors determines is reasonable in the circumstances, and (ii) may permit the company to indemnify an officer or a director after the fact.

        Moreover, a company may exculpate a director or officer in advance from liability, in whole or in part, for damages sustained by virtue of a breach of duty of care to the company.

        All of these provisions are specifically limited in their scope by the Companies Law, which provides that a company may not indemnify or exculpate an officer or director, nor enter into an insurance contract that would provide coverage, for any monetary liability incurred as a result of any of the following:

—	a breach by the officer or director of the duty of loyalty, unless the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company, in which case the company is permitted to indemnify and provide insurance to but not to exculpate;

—	an intentional or reckless breach by the officer or director of the duty of care (does not extend to negligence);

—	any act or omission done with the intent to derive an illegal personal benefit; or

—	any fine or forfeit levied against the director or officer.

        The Company’s Articles of Association allow for insurance, indemnification and exculpation of officers or directors to the fullest extent permitted by law. The Company has entered into indemnification, insurance and exculpation agreements with its directors and senior officers, and the entry into such agreements received the prior approval of the Company’s shareholders. The Company has directors’ and officers’ liability insurance covering the directors and officers of the Company and its subsidiaries for certain claims.

Item 7.	Exemption from Registration Claimed.

        Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Pointsec Mobile Technologies Inc. 2003 Stock Option Plan
4.2	Pointsec Mobile Technologies Inc. 2005 Stock Option Plan
4.3	Pointsec Mobile Technologies Inc. 2006 Stock Option Plan
5.1	Opinion of Naschitz, Brandes & Co.
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of Naschitz, Brandes & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramat Gan, State of Israel, on April 18, 2007.

Check Point Software Technologies Ltd. By: /s/ Eyal Desheh —————————————— Eyal Desheh Chief Financial Officer (Principal Accounting and Financial Officer)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Eyal Desheh with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent to act for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 13, 2007.

Signature	Title

/s/ Gil Shwed —————————————— Gil Shwed	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Eyal Desheh —————————————— Eyal Desheh	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Marius Nacht —————————————— Marius Nacht	Senior Vice President and Vice Chairman of the Board of Directors

/s/ Jerry Ungerman —————————————— Jerry Ungerman	Vice Chairman of the Board of Directors

/s/ Guy Gecht —————————————— Guy Gecht	Director

/s/ Ray Rothrock —————————————— Ray Rothrock	Director

/s/ David Rubner —————————————— David Rubner	Director

/s/ Tal Shavit —————————————— Tal Shavit	Director

/s/ Irwin Federman —————————————— Irwin Federman	Director

/s/ Yoav Chelouche —————————————— Yoav Chelouche	Director

/s/ Dan Propper —————————————— Dan Propper	Director

/s/ John Slavitt —————————————— John Slavitt	General Counsel, Check Point Software Technologies, Inc. and authorized representative

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Pointsec Mobile Technologies Inc. 2003 Stock Option Plan
4.2	Pointsec Mobile Technologies Inc. 2005 Stock Option Plan
4.3	Pointsec Mobile Technologies Inc. 2006 Stock Option Plan
5.1	Opinion of Naschitz, Brandes & Co.
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of Naschitz, Brandes & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)